Strive Masiyiwa Appointed to Netflix Board of Directors

Los Gatos, Calif. - December 16, 2020 — Netflix, Inc. today announced the appointment of Strive Masiyiwa to its board.

Strive is the Chairman and founder of Econet Group, a telecommunications and technology group with operations and investments in 29 countries in Africa and Europe.
“We are delighted to welcome Strive to the Netflix board,” said Netflix co-founder, Chairman and co-CEO Reed Hastings. “His entrepreneurship and vision in building businesses across Africa and beyond will bring valuable insights and experience to our board as we work to improve and serve more members all around the world.”

Added Netflix co-CEO Ted Sarandos: "I'm thrilled to have Strive join our board as we expand more across Africa and the world."

“Netflix is at the forefront of bringing great entertainment from anywhere in the world to everyone in the world, and I look forward to working with the board and all stakeholders to continue its traditions of innovation and growth,” said Strive Masiyiwa.

Strive serves on several international boards including Unilever Plc, National Geographic Society, Asia Society, and the Global Advisory boards of Bank of America, the Council on Foreign Relations (in the US), Stanford University, and the Prince of Wales Trust for Africa, and is a longstanding board member of the United States Holocaust Museum’s Committee on Conscience. A former board member of the Rockefeller Foundation for 15 years, he is Chairman Emeritus of the Alliance for a Green Revolution in Africa (AGRA) and African Union Special Envoy to the continent’s COVID response.
About Netflix
Netflix is the world’s leading streaming entertainment service with over 195 million paid memberships in over 190 countries enjoying TV series, documentaries and feature films across a wide variety of genres and languages. Members can watch as much as they want, anytime, anywhere, on any internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.